CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A ("Registration Statement") of our report dated August 6, 2004 relating to the financial statements and financial highlights appearing in the June 30, 2004 Annual Report of CDC Nvest Cash Management Trust - Money Market Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Performance" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Boston, Massachusetts
August 30, 2004